EXHIBIT 5.1
LAW OFFICES

Neuberger, Quinn, Gielen, Rubin & Gibber, P.A.

27th FLOOR
ONE SOUTH STREET
BALTIMORE, MARYLAND 21202-3282
www.nqgrg.com
(410) 332-8550

Hillel Tendler (410) 332-8552	Fax No. (410) 951-6038 MAIL ADDRESS: HT@NQGRG.COM

March 30, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Target Logistics, Inc. (the “Company”) Registration Statement on Form S-8 for the Target Logistics, Inc. 2005 Stock Option Plan

Ladies and Gentlemen:

We have acted as counsel to Target Logistics, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) relating to 1,500,000 shares of the Company's Common Stock, $.01 par value per share (the “Shares”), reserved for issuance under the Company’s 2005 Stock Option Plan (the “Plan”). This opinion letter is being rendered in connection with the filing of the Registration Statement.

We have examined copies of (i) the Certificate of Incorporation of the Company, as amended (the “Charter”), (ii) the Bylaws of the Company, as amended, (iii) the Plan, and (iv) resolutions adopted by the Board of Directors of the Company relating to the matters referred to herein. We have also examined the Registration Statement and Exhibits thereto (collectively, with the documents described in the preceding sentence, referred to as the “Documents”).

In expressing the opinions set forth below, we have assumed, and so far as is known to us there are no facts inconsistent therewith, that all Documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies conform to the original documents, all signatures on all such Documents are genuine, all public records reviewed or relied upon by us or on our behalf are true and complete, and all statements and information contained in the Documents are true and complete.

We express no legal opinion upon any matter other then that explicitly addressed below, and our opinion therein contained shall not be interpreted to be an implied opinion upon any other matter.

Based on the foregoing, it is our opinion that Shares sold by the Company to participants under the Plan, upon receipt of the consideration required to be paid therefor, will be duly and validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware and the laws of the United States of America, and we do not express any opinion herein concerning any other law. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

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Neuberger, Quinn, Gielen, Rubin & Gibber, P.A.

Board of Directors
Target Logistics, Inc.
March 30, 2006

This opinion is being furnished to you for your benefit, and may not be relied upon by any other person without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this opinion, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours, NEUBERGER, QUINN, GIELEN, RUBIN & GIBBER, P.A.

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